Exhibit 21.1

ZiLOG Subsidiaries

(Direct and Indirect)

ZiLOG Philippines, Inc.

ZiLOG Electronic Philippines, Inc.

ZiLOG Asia Ltd.

ZiLOG Japan K.K.

ZiLOG International Pte. Ltd.

ZiLOG UK, Ltd.

ZiLOG India Electronics Private Ltd.

ZiLOG MOD III, Inc.